Exhibit 10.1

July 30, 2014

Mr. Mitchell J. Krebs
President and Chief Executive Officer
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603

Re: Supplemental Incentive Agreement

Dear Mr. Krebs:

This Supplemental Incentive Agreement (the “Agreement”) sets forth the terms of a supplemental incentive (the “Incentive”) to be provided to you by Coeur Mining, Inc. (the “Company”), on the terms and subject to the conditions set forth below. The Incentive is intended to provide a variable pay opportunity to you in addition to the compensation you may earn under the Company’s regular executive compensation plans and programs and to reward you for the achievement of certain significant goals through December 31, 2016. To the extent applicable, the Incentive shall constitute a “Cash-Based Award” under the Company’s Amended and Restated 2003 Long-Term Incentive Plan (the “LTIP”).

Maximum Payments

The maximum amount eligible to become earned and payable in respect of the Incentive is a total of $3,750,000. Of this maximum amount, $1,200,000 is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended to date and is only eligible to be earned and payable in respect of the Incentive if the Company achieves positive earnings before interest, tax, depreciation and amortization, determined in accordance with GAAP, for fiscal year 2015 (the “162(m) Goal”). For the avoidance of doubt, if the 162(m) Goal is not satisfied, the maximum amount eligible to be earned and payable in respect of the Incentive shall be $2,550,000. Subject to the foregoing limits, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall determine the amount that is earned and payable in respect of the Incentive (which may be less, but not more than the foregoing limits permit) in accordance with the description of Components 1, 2 and 3 below and the other terms and conditions set forth in this Agreement.

The Incentive has three components, as follows:

Component 1

Component 1 of the Incentive has the following terms and is subject to the following conditions and those in “Maximum Payments” above and “General Provisions” below:

1.	Vesting: Component 1 will vest on December 31, 2015, subject to (a) the achievement of the Component 1 Performance Goal to the extent set forth in paragraph 1.3 below and (b) except in the

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case of your death or Disability, your continuous employment by the Company or an affiliate thereof (as determined by the Company) through the date on which Component 1 is paid, as specified in paragraph 1.2 below. For purposes of this Supplemental Incentive Agreement, the term “Disability” has the meaning given in Section 6(f) of the Amended and Restated Employment Agreement dated July 30, 2014 between you and the Company (the “Employment Agreement”). Notwithstanding anything to the contrary in this Agreement, in the event of a termination of your employment by the Company for any reason other than for Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) prior to December 31, 2015, or within two years following a Change in Control (as defined in the Employment Agreement) of the Company that occurs prior to December 31, 2015, to the extent unvested, Component 1 will vest based upon actual performance through the date of termination or, if applicable, the Change in Control as determined by the Compensation Committee in its discretion and will become payable to you, subject to applicable federal and state securities laws.

2.
Value and Payment: The Maximum Value of Component 1 will be $1,000,000, payable in cash. Subject to paragraph 1.1 above, to the extent that the Component 1 Performance Goal is achieved, as set forth in paragraph 1.3 below, Component 1 will be paid to you within 10 business days following certification by the Compensation Committee as to the achievement of the Component 1 Performance Goal, such payment to occur no later than March 15, 2016.

3.
Performance Goal and Achievement: The Component 1 Performance Goal is a reduction of 5% in the Company’s all-in sustaining costs per silver equivalent ounce sold (“AISC”) for the year ending December 31, 2015 as compared to the year ended December 31, 2013. The following table sets forth the extent to which Component 1 will be paid upon specified levels of achievement of the Component 1 Performance Goal:

	Reduction in AISC 2015 vs. 2013
	Less Than 2.5%	From 2.5% to Less Than 5.0%	5.0% or More
Amount to be Paid (as a % of Maximum Value)	0%	50% to 99.9%, interpolated	100%

For purposes of this Agreement, (i) AISC shall be calculated in the manner currently specified by the World Gold Council, as set forth in Attachment A, and (ii) AISC for the year ended December 31, 2013 will be adjusted to assume General and Administrative expenses of $44.6 million rather than the actual $55.3 million incurred.

Component 2

Component 2 of the Incentive has the following terms and is subject to the following conditions and those in “Maximum Payments” above and “General Provisions” below:

1.
Vesting: Component 2 will vest on December 31, 2016, subject to (a) the achievement of the Component 2 Performance Goal to the extent set forth in paragraph 2.3 below and (b) except in the case of your death or Disability, your continuous employment by the Company or an affiliate thereof (as determined by the Company) through the date on which Component 2 is paid, as specified in paragraph 2.2 below. Notwithstanding anything to the contrary in this Agreement, in the event of a termination of your employment by the Company for any reason other than for Cause (as defined in

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the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) that occurs prior to December 31, 2016, or within two years following a Change in Control (as defined in the Employment Agreement) of the Company prior to December 31, 2016, to the extent unvested, Component 2 will vest based upon actual performance through the date of termination or, if applicable, the Change in Control as determined by the Compensation Committee in its discretion and will become payable to you, subject to applicable federal and state securities laws.

2.
Value and Payment: The Maximum Value of Component 2 will be $2,000,000, and the Threshold Value of Component 2 will be $1,000,000, in each case payable in cash or in shares of the Company’s Common Stock, at the sole discretion of the Compensation Committee. Subject to paragraph 2.1, to the extent that the Performance Goal is achieved, as set forth in paragraph 2.3 below, Component 2 will be paid or delivered to you within 10 business days following certification by the Compensation Committee as to the achievement of the Performance Goal, such payment to occur no later than March 15, 2017. In the event that the Compensation Committee determines to pay Component 2 in whole or in part in shares of the Company’s Common Stock, such shares will be valued at the average of the closing prices of such Common Stock for the last 30 trading days of 2016, as reported by the New York Stock Exchange (the “NYSE”), or if no longer listed on the NYSE, on such other primary exchange or quotation system as the Company’s Common Stock may then be listed or quoted.

3.
Performance Goal and Achievement: The Component 2 Performance Goal is the commencement of physical site preparation for construction of significant new leach pad capacity at the Company’s Rochester mine. The following sets forth the extent to which Component 2 will be paid upon specified levels of achievement of the Component 2 Performance Goal:

a.
The Maximum Award Value of Component 2, or $2,000,000, will be earned if and only if, by December 31, 2016, (i) all required local, state, and federal permits for the commencement of construction of such new leach pad capacity have been obtained; (ii) a formal project description/plan and capital budget has been developed and approved by the Board of Directors of the Company; and (iii) physical site preparation has commenced.

b.
The Threshold Award Value of Component 2, or $1,000,000, will be earned if and only if, by December 31, 2016, all required local, state, and federal permits for the commencement of construction of such new leach pad capacity are obtained, but physical site preparation has not commenced for any reason, including but not limited to poor weather or poor project economics based on low metal prices.

c.	Except as set forth in subparagraphs a and b above, Component 2 will not be earned.

Component 3

Component 3 of the Incentive has the following terms and is subject to the following conditions and those in “Maximum Payments” above and “General Provisions” below:

1.
Vesting: Component 3 will act as a modifier to Components 1 and 2, respectively, and will vest if and to the extent that Components 1 and 2 vest, respectively. For the avoidance of doubt, there will be no Component 3 payout unless (i) a payout is earned under Component 1 and/or Component 2, as applicable, and (ii) the applicable performance goal described in Section 3.3 below is achieved.

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2.
Value and Payment: The Maximum Value of Component 3 will be $750,000, and the Threshold Value of Component 3 will be $125,000, in each case payable in cash or in shares of the Company’s Common Stock, at the sole discretion of the Compensation Committee. Subject to paragraph 3.1, to the extent that the Performance Goal is achieved, as set forth in paragraph 3.3 below, Component 3 will be paid or delivered to you concurrently with the delivery of payment for Component 1 and/or Component 2, respectively. In the event that the Compensation Committee determines to pay Component 3 in whole or in part in shares of the Company’s Common Stock, such shares will be valued at the average of the closing prices of such Common Stock for the last 30 trading days of 2015 or 2016, respectively for Component 1 and Component 2, as reported by the New York Stock Exchange (the “NYSE”), or if no longer listed on the NYSE, on such other primary exchange or quotation system as the Company’s Common Stock may then be listed or quoted.

3.
Performance Goal and Achievement: The Component 3 performance goal is the Company’s total shareholder return (“TSR”) performance relative to the peer group used for the 2014-2016 performance share grant to you under the LTIP, calculated from the beginning of the 2014-2016 performance share performance period through December 31, 2015, for Component 1, and through December 31, 2016, for Component 2. Notwithstanding the foregoing, to the extent that a payment is earned under Component 1 or Component 2 prior to December 31, 2015 or December 31, 2016, as applicable, as a result of a termination of your employment by the Company (as set forth above), the amount eligible to be earned under Component 3 will be calculated based on the Company’s TSR performance relative to the peer group used for the 2014-2016 performance shares grant to you under the LTIP, from the beginning of the 2014-2016 performance share performance period through the date of termination or, if applicable, the date of a Change in Control.

a.	The Threshold and Maximum performance will be earned under Component 3, with respect to each of Components 1 and 2, as follows:

Relative TSR Performance	Component 1 and/or 2 Payout Multiplier
75th percentile or above	125.0%
50th percentile up to 75th percentile	112.5% up to 125.0%, interpolated
Below 50th percentile	No multiplier

b.	Relative TSR for purposes of Component 3 will be calculated according to the same methodology as for the 2014-2016 performance share grant to you under the LTIP.

General Provisions

Neither Component 1, Component 2 nor Component 3 of the Incentive shall (a) be subject to the provisions of Section 6 (“Termination of Employment”) of the Employment Agreement, or (b) be eligible for a matching contribution by the Company under its Employee Savings Plan, Retirement Plan, or any other plan or program.

This Agreement, the Employment Agreement (with respect to the definitions of certain terms) and the LTIP set forth the entire agreement and understanding of the parties as to its subject matter and may not be amended, nor may any provision be waived, except by the execution of a written instrument executed by the parties hereto.

The LTIP provides a complete description of the terms and conditions governing Cash-Based Awards. If there is any inconsistency between the terms of this Agreement and the terms of the LTIP, the Agreement’s terms

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shall completely supersede unless expressly prohibited by the LTIP. All capitalized terms shall have the meanings ascribed to them in the LTIP, unless specifically set forth otherwise herein.

You hereby acknowledge and agree that you and the Incentive evidenced by this Agreement are subject to the Company’s Clawback Policy as amended from time to time. To the extent you are subject to the Policy, the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

This Agreement shall not confer upon you any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate your employment at any time.

This Agreement and your rights hereunder are subject to all the terms and conditions of the LTIP, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee may adopt for administration of the LTIP. It is expressly understood that the Compensation Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the LTIP and this Agreement, all of which shall be binding upon you.

You hereby agree to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising your rights under this Agreement.

This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

All obligations of the Company under the LTIP and this Agreement, with respect to the Incentive, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

*****

Please sign as indicated below to confirm your acceptance of and agreement with the foregoing.

Very truly yours,

Coeur Mining, Inc.

By:    /s/ John H. Robinson__
John H. Robinson
Chair, Compensation Committee of the
Board of Directors

Accepted and Agreed:

/s/ Mitchell J. Krebs
Mitchell J. Krebs